As of April 10, 2001

Mr. David A. Levin
150 Monadnock Road
Chestnut Hill, MA 02467

Dear David:

     This will confirm the agreement between you and Designs, Inc. (the "Company") that the initial term of your Employment Agreement with the Company dated as of March 31, 2000 (the "Agreement") shall be extended for a period of three (3) years from April 10, 2001, until April 10, 2004, in lieu of the potential extension until April 10, 2003 originally contemplated by
Section 2 of the Agreement.

     Accordingly, you and the Company hereby agree that effective as of April 10, 2001, Section 2 of the Agreement shall be amended to provide in its entirety as follows:

          The initial term of employment under this Agreement shall begin on April 10, 2000 (the "Employment Date") and shall continue for a period of four (4) years from that date, subject to prior termination in accordance with the terms hereof. Thereafter, this Agreement shall automatically be renewed for successive one-year terms on each anniversary of the Employment Date, commencing on the fourth anniversary of the Employment Date, unless either party shall give the other at least ninety (90) days written notice prior to such anniversary date that it will not renew this Agreement.


                                    Very truly yours,



                                    Designs, Inc.


                                    By /S/ SEYMOUR HOLTZMAN
                                    Seymour Holtzman
                                    Chairman of the Board


Agreed and Accepted:


/S/ DAVID A. LEVIN
David A. Levin




KL2:2096905.1


KL2:2096905.1